UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM CB

TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM

Securities Act Rule 801 (Rights Offering)	☐
Securities Act Rule 802 (Exchange Offer)	☒
Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(c) (Third Party Tender Offer)	☐
Exchange Act Rule 14e-2(d) (Subject Company Response)	☐

Filed or submitted in paper if permitted by Regulation S-T Rule 10(b)(8)	☐

Transcom WorldWide SA

(Name of Subject Company)

Not applicable.

(Translation of Subject Company’s Name into English (if applicable))

Luxembourg

(Jurisdiction of Subject Company’s Incorporation or Origin)

Transcom Worldwide AB

(Name of Person(s) Furnishing Form)

Ordinary Shares

(Title of Class of Subject Securities)

Not applicable.

(CUSIP Number of Class of Securities (if applicable))

Frederick W. London

Dunnington, Bartholow & Miller, LLP

1359 Broadway, Suite 600

New York, New York 10018

(212) 682-8811

(Name, Address (including zip code) and Telephone Number (including area code)

of Person(s) Authorized to Receive Notices and Communications on Behalf of the Subject Company)

August 5, 2014

(Date Tender Offer/Rights Offering Commenced)

PART I – INFORMATION SENT TO SECURITY HOLDERS

Item 1.	Home Jurisdiction Documents

(a)	Merger Prospectus, dated August 5, 2014, attached hereto as Exhibit 99.1

(b)	Not applicable.

Item 2.	Informational Legends

Included on Exhibit 99.1.

PART II – INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

(1) Not applicable.

(2)(a) Unaudited interim condensed consolidated financial statements of Transcom WorldWide SA (“Transcom Lux”) as of and for the six-months period ended 30 June, 2014, including auditor’s review report: pages 10 to 16 of the Interim Report Half Year 2014, attached hereto as Exhibit 99.2.

(2)(b) Audited consolidated financial statement of Transcom Lux for 2011, including auditor’s report: pages 23 to 25, 31 to 34 and 36 to 65 of the Annual Report 2011, attached hereto as Exhibit 99.3.

(2)(c) Audited consolidated financial statement of Transcom Lux for 2012, including auditor’s report:: pages 27 to 31, 32 to 37 and 43 to 75 of the Annual Report 2012, attached hereto as Exhibit 99.4.

(2)(d) Audited consolidated financial statement of Transcom Lux for 2013, including auditor’s report: pages 27 to 33, 39 to 41 and 43 to 73 of the Annual Report 2013, attached hereto as Exhibit 99.5.

(2)(e) Audited annual report of Transcom Worldwide AB (“Transcom Swe”) for 2012, including auditor’s report, attached hereto as Exhibit 99.6.

(2)(f) Audited annual report of Transcom Swe for 2013, including auditor’s report, attached hereto as Exhibit 99.7.

(2)(g) Unaudited interim condensed consolidated financial statements of Transcom Swe as of and for the six-months period ended 30 June, 2014, attached hereto as Exhibit 99.8.

(3)(a) Power of Attorney, attached hereto as Exhibit 99.9.

PART III – CONSENT TO SERVICE OF PROCESS

(1) Form F-X is being filed simultaneously.

(2) Not applicable.

PART IV – SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

TRANSCOM WORLDWIDE AB

/s/ Frederick W. London
Name: Frederick W. London
Title: Attorney

Dated: August 5, 2014

Exhibit Index

Exhibit Number	Description

Exhibit 99.1	Merger Prospectus, dated August 5, 2014

Exhibit 99.2	Unaudited interim condensed consolidated financial statements of Transcom WorldWide SA (“Transcom Lux”) as of and for the six-months period ended 30 June, 2014, including auditor’s review report: pages 10 to 16 of the Interim Report Half Year 2014

Exhibit 99.3	Audited consolidated financial statement of Transcom Lux for 2011, including auditor’s report: pages 23 to 25, 31 to 34 and 36 to 65 of the Annual Report 2011

Exhibit 99.4	Audited consolidated financial statement of Transcom Lux for 2012, including auditor’s report:: pages 27 to 31, 32 to 37 and 43 to 75 of the Annual Report 2012

Exhibit 99.5	Audited consolidated financial statement of Transcom Lux for 2013, including auditor’s report: pages 27 to 33, 39 to 41 and 43 to 73 of the Annual Report 2013

Exhibit 99.6	Audited annual report of Transcom Worldwide AB (“Transcom Swe”) for 2012, including auditor’s report

Exhibit 99.7	Audited annual report of Transcom Swe for 2013, including auditor’s report

Exhibit 99.8	Unaudited interim condensed consolidated financial statements of Transcom Swe as of and for the six-months period ended 30 June, 2014

Exhibit 99.9	Power of Attorney